Exhibit 99.1

News Release

Investor Contact: Maureen Resac Maureen.Resac@Adtalem.com 312-651-1481

Media Contact:
John Kristoff
John.Kristoff@Adtalem.com
312-651-1437

Adtalem Global Education Announces Third Quarter Fiscal 2021 Results
Workforce solutions strategy continues to deliver revenue and student enrollment growth

CHICAGO – Apr. 29, 2021 – Adtalem Global Education Inc. (NYSE: ATGE), a leading workforce solutions provider, today reported academic, operating and financial results for its fiscal 2021 third quarter ended March 31, 2021.

“We continued to successfully execute on our workforce solutions provider strategy in the third quarter, as we delivered results in line with our expectations and reaffirmed our full-year outlook of a 5-7% revenue increase and 28-32% EPS growth,” said Lisa Wardell, chairman and CEO of Adtalem. “We generated strong demand for our programs and offerings in the quarter resulting in a 9% increase in new student enrollment at our Medical and Healthcare institutions and double-digit revenue growth in Financial Services. Our institutions also continued to deliver superior student outcomes with more than 860 students at our medical schools matching in residency programs and first-time NCLEX pass rates at Chamberlain now performing above the national average.”

“As we continue to build a highly diverse and skilled workforce of healthcare professionals for our employer partners, our ability to create a tangible social impact — by addressing physician and nursing shortages and health inequities — remains unparalleled in the industry. We believe our planned acquisition of Walden University, which will increase our scale and enhance our capabilities, underscores our commitment to further strengthening our position as a premier national healthcare educator, delivering even more value for students, employer partners and shareholders.”

Financial Highlights
Selected financial data for the three months ended March 31, 2021:

•	Revenue of $280.7 million increased 3.4% compared with the prior year
•
Diluted earnings per share was $0.48 compared with diluted earnings per share of $2.83 in the prior year; diluted earnings per share from continuing operations, excluding special items, was $0.72, compared to $0.81 in the prior year, an 11.1% decrease

•	New and total student enrollment increased 8.8% and 4.1%, respectively
•
Operating income was $44.2 million, compared with operating income of $54.5 million in the prior year; operating income excluding special items was $49.1 million, a 12.9% decrease compared with the prior year

•
Net income attributable to Adtalem was $24.7 million, compared with net income of $150.8 million in the prior year period, which contained a pre-tax unrealized gain of $111.8 million on the deal-contingent foreign currency hedge associated with our Adtalem Brazil transaction; net income from continuing operations attributable to Adtalem, excluding special items, was $36.9 million, a 14.6% decrease compared with the prior year

•	COVID-19 resulted in an estimated revenue loss of approximately $9 million, an operating income loss of approximately $6 million and a loss of earnings per share of approximately $0.09

Selected financial data for the nine months ended March 31, 2021:

•	Revenue of $832.0 million increased 5.0% compared with the prior year
•
Diluted earnings per share was $1.30 compared with diluted earnings per share of $3.13 in the prior year; diluted earnings per share from continuing operations, excluding special items, was $2.28, a 34.1% increase

•
Operating income was $121.2 million compared with operating income of $120.5 million in the prior year; operating income excluding special items was $156.0 million, a 23.7% increase compared with the prior year

•
Net income attributable to Adtalem was $67.9 million, compared with net income of $170.7 million in the prior year; net income from continuing operations attributable to Adtalem, excluding special items, was $118.6 million, a 27.5% increase compared with the prior year

•	COVID-19 resulted in an estimated revenue loss of approximately $31 million, an operating income loss of approximately $20 million and a loss of earnings per share of approximately $0.30

Fiscal 2021 third quarter results from continuing operations included special items totaling $7.1 million, net of tax, primarily from business acquisition and integration expense and pre-acquisition interest expense.

Segment Highlights

Medical and Healthcare
Third quarter segment revenue increased 1.3% to $230.2 million compared with the prior year.

Chamberlain revenue in the third quarter increased 8.3% compared with the prior year, driven by continued increases in new and total enrollments over the last 18 months. New student enrollment decreased 1.7% and increased 6.8% in the January and March sessions, respectively, while total student enrollment increased 5.6% and 5.8% in the January and March sessions, respectively, compared with the prior year.

Revenue in the third quarter for the medical and veterinary schools decreased 9.1% compared with the prior year, driven by lower medical school clinical revenue due to the COVID-19 related clinical program limitations at some partner hospitals and lower medical school housing revenue due to campus closures. Compared with the prior year, January session medical and veterinary school new student enrollment increased 21.2% and total student enrollment decreased 6.2%.

Segment operating income in the third quarter decreased 10.0% to $51.1 million compared with the prior year. The decrease in segment operating income was driven by lower medical school clinical revenue, lower housing revenue and increased employee benefit costs.

Financial Services
Third quarter segment revenue increased 14.3% to $50.4 million compared with the prior year, driven by increases in revenue at ACAMS, OnCourse Learning and Becker. ACAMS revenue increased as the business continued to diversify its offerings to address a broader range of customer needs. The OnCourse Learning revenue increase was driven by focused execution and leveraging its leadership position in a favorable mortgage market and continued growth in its continuing education business. Becker revenue increased as growth in continuing education program offerings offset a decline in CPA exam preparation. Segment operating income in the third quarter decreased 6.8% to $3.9 million compared with the prior year, driven primarily by increased sales and marketing expense to support continued growth.

Adtalem Outlook
For the full fiscal 2021 year, Adtalem expects revenue growth of 5 to 7%, and growth for diluted earnings per share from continuing operations, excluding special items, of 28 to 32%. If we are able to close the planned Walden acquisition in the first quarter of fiscal year 2022, the combined company would be expected to generate over $4.00 of diluted earnings per share from continuing operations, excluding special items and expected impact of purchase accounting, for fiscal year 2022.

Conference Call and Webcast Information

Adtalem will hold a conference call to discuss its fiscal 2021 third quarter on Thursday, April 29, 2021, at 4 p.m. CT (5 p.m. ET). The conference call will be led by Lisa Wardell, chairman and chief executive officer, and Bob Phelan, interim chief financial officer.

For those participating by telephone, dial 877-407-6184 (United States) or +1 201-389-0877 (outside the United States) and request the “Adtalem Call” or use conference ID: 13718636. Adtalem will also broadcast the conference call live on the web at:
https://78449.themediaframe.com/dataconf/productusers/age/mediaframe/44528/indexl.html.

Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Adtalem will archive a replay of the call until May 29, 2021. To access the replay, dial 877-660-6853 (United States) or +1 201-612-7415 (outside the United States), conference ID: 13718636, or visit the Adtalem website at: https://investors.adtalem.com/overview/default.aspx.

About Adtalem Global Education
The purpose of Adtalem Global Education is to empower students and members to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading workforce solutions provider and the parent organization of American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit  adtalem.com and follow us on Twitter (@adtalemglobal) and LinkedIn.

Forward-Looking Statements
Certain statements contained in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, which includes statements regarding the future impacts of the COVID-19 pandemic and the pending Walden University acquisition. Forward-looking statements can also be identified by words such as “future,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “may,” “will,” “would,” “could,” “can,” “continue,” “preliminary,” “range,” and similar terms. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those described in the statements. These risk and uncertainties include the risk factors described in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the Securities and Exchange Commission (SEC) on August 18, 2020 and our other filings with the SEC. These forward-looking statements are based on information available to us as of the date any such statements are made, and we do not undertake any obligation to update any forward-looking statement, except as required by law.

	3Q 2021	3Q 2020	% Change
Adtalem Global Education Student Enrollments(1)
New students	3,872	3,559	+8.8%
Total students	40,994	39,391	+4.1%

Chamberlain University
January Session
New students	5,202	5,293	-1.7%
Total students	35,750	33,850	+5.6%

March Session
New students(2)	3,283	3,073	+6.8%
Total students	35,702	33,748	+5.8%

Medical and Veterinary(3)
January Semester
New students	589	486	+21.2%
Total students	5,292	5,643	-6.2%

1)	Includes the most recently reported enrollment sessions at Adtalem’s postsecondary institutions
2)	Post-licensure online programs only; Pre-licensure campus-based programs start in September, January and May; Total students includes pre- and post-licensure enrollment
3)	Includes enrollments in its medical and veterinary preparatory programs

Adtalem Global Education Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except par value)

	March 31,	June 30,	March 31,
	2021	2020	2020
Assets:
Current assets:
Cash and cash equivalents	$497,746	$500,516	$167,771
Investments in marketable securities	10,890	8,968	7,754
Restricted cash	808,034	589	807
Accounts receivable, net	77,559	87,042	98,732
Prepaid expenses and other current assets	103,049	95,651	126,785
Current assets held for sale	—	—	142,417
Total current assets	1,497,278	692,766	544,266
Noncurrent assets:
Property and equipment, net	291,022	286,102	286,346
Operating lease assets	164,335	174,935	188,629
Deferred income taxes	27,441	22,277	10,922
Intangible assets, net	279,997	287,514	290,092
Goodwill	686,535	686,214	686,235
Other assets, net	84,392	78,879	84,825
Noncurrent assets held for sale	—	—	352,705
Total noncurrent assets	1,533,722	1,535,921	1,899,754
Total assets	$3,031,000	$2,228,687	$2,444,020

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$45,958	$46,484	$33,932
Accrued payroll and benefits	50,478	48,835	40,373
Accrued liabilities	111,188	104,431	60,458
Deferred revenue	116,670	91,589	120,047
Current operating lease liabilities	54,911	51,644	51,926
Current portion of long-term debt	3,000	3,000	3,000
Current liabilities held for sale	—	—	34,950
Total current liabilities	382,205	345,983	344,686
Noncurrent liabilities:
Long-term debt	1,067,564	286,115	446,610
Long-term operating lease liabilities	164,386	176,032	179,195
Deferred income taxes	27,005	24,975	25,101
Other liabilities	81,123	82,309	88,920
Noncurrent liabilities held for sale	—	—	61,987
Total noncurrent liabilities	1,340,078	569,431	801,813
Total liabilities	1,722,283	915,414	1,146,499
Commitments and contingencies
Redeemable noncontrolling interest	2,493	2,852	2,962
Shareholders' equity:
Common stock, $0.01 par value per share, 200,000 shares authorized; 49,700, 51,871, and 51,802 shares outstanding as of March 31, 2021, June 30, 2020, and March 31, 2020, respectively	811	807	806
Additional paid-in capital	516,627	504,434	499,703
Retained earnings	1,995,465	1,927,568	2,183,620
Accumulated other comprehensive loss	(7,756)	(9,055)	(276,379)
Treasury stock, at cost, 31,366, 28,794, and 28,790 shares as of March 31, 2021, June 30, 2020, and March 31, 2020, respectively	(1,198,923)	(1,113,333)	(1,113,191)
Total shareholders' equity	1,306,224	1,310,421	1,294,559
Total liabilities and shareholders' equity	$3,031,000	$2,228,687	$2,444,020

Adtalem Global Education Inc.
Consolidated Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Revenue	$280,654	$271,487	$832,006	$792,272
Operating cost and expense:
Cost of educational services	123,077	118,712	363,598	374,004
Student services and administrative expense	108,500	96,434	312,399	292,169
Restructuring expense	1,217	1,854	6,605	10,339
Business acquisition and integration expense	3,646	—	28,161	—
Gain on sale of assets	—	—	—	(4,779)
Total operating cost and expense	236,440	217,000	710,763	671,733
Operating income	44,214	54,487	121,243	120,539
Other income (expense):
Interest and dividend income	910	782	3,133	2,675
Interest expense	(8,555)	(5,191)	(15,983)	(15,585)
Investment gain (loss)	479	(1,548)	2,002	(1,106)
Gain on derivative	—	111,838	—	83,832
Net other (expense) income	(7,166)	105,881	(10,848)	69,816
Income from continuing operations before income taxes	37,048	160,368	110,395	190,355
Provision for income taxes	(7,341)	(6,937)	(21,654)	(18,213)
Income from continuing operations	29,707	153,431	88,741	172,142
Discontinued operations:
Loss from discontinued operations before income taxes	(6,836)	(5,947)	(28,107)	(5,536)
Benefit from income taxes	1,679	3,228	6,904	3,778
Loss from discontinued operations	(5,157)	(2,719)	(21,203)	(1,758)
Net income	24,550	150,712	67,538	170,384
Net loss attributable to redeemable noncontrolling interest	102	120	359	334
Net income attributable to Adtalem Global Education	$24,652	$150,832	$67,897	$170,718

Amounts attributable to Adtalem Global Education:
Net income from continuing operations	$29,809	$153,551	$89,100	$172,476
Net loss from discontinued operations	(5,157)	(2,719)	(21,203)	(1,758)
Net income attributable to Adtalem Global Education	$24,652	$150,832	$67,897	$170,718

Earnings (loss) per share attributable to Adtalem Global Education:
Basic:
Continuing operations	$0.59	$2.90	$1.72	$3.19
Discontinued operations	$(0.10)	$(0.05)	$(0.41)	$(0.03)
Net	$0.49	$2.85	$1.31	$3.15
Diluted:
Continuing operations	$0.58	$2.88	$1.71	$3.16
Discontinued operations	$(0.10)	$(0.05)	$(0.41)	$(0.03)
Net	$0.48	$2.83	$1.30	$3.13

Weighted-average shares outstanding:
Basic shares	50,658	52,955	51,799	54,117
Diluted shares	51,111	53,319	52,101	54,576

Adtalem Global Education Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Nine Months Ended
	March 31,
	2021	2020
Operating activities:
Net income	$67,538	$170,384
Loss from discontinued operations	21,203	1,758
Income from continuing operations	88,741	172,142
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	11,247	11,328
Amortization and adjustments to operating lease assets	39,875	32,369
Depreciation	27,865	25,773
Amortization of intangible assets	7,555	7,686
Amortization of deferred debt issuance costs	1,548	1,174
Provision for bad debts	8,338	12,955
Deferred income taxes	(3,328)	1,441
Loss on disposals, accelerated depreciation, and adjustments to property and equipment	1,589	147
Realized and unrealized (gain) loss on investments	(2,002)	1,106
Realized gain on sale of assets	—	(4,779)
Unrealized gain on derivative	—	(83,832)
Changes in assets and liabilities:
Accounts receivable	5,314	(19,922)
Prepaid expenses and other current assets	(7,398)	(17,123)
Accounts payable	(104)	(18,495)
Accrued payroll and benefits	1,661	(6,291)
Accrued liabilities	8,649	(4,810)
Deferred revenue	25,081	24,103
Operating lease liabilities	(37,654)	(41,628)
Other assets and liabilities	(9,772)	(1,314)
Net cash provided by operating activities-continuing operations	167,205	92,030
Net cash (used in) provided by operating activities-discontinued operations	(23,042)	13,501
Net cash provided by operating activities	144,163	105,531
Investing activities:
Capital expenditures	(34,844)	(31,934)
Proceeds from sales of marketable securities	2,387	1,572
Purchases of marketable securities	(2,414)	(1,755)
Proceeds from sale of assets	—	6,421
Cash received on purchase price adjustment	—	92
Net cash used in investing activities-continuing operations	(34,871)	(25,604)
Net cash used in investing activities-discontinued operations	—	(3,803)
Net cash used in investing activities	(34,871)	(29,407)
Financing activities:
Proceeds from exercise of stock options	889	2,276
Employee taxes paid on withholding shares	(4,144)	(5,315)
Proceeds from stock issued under Colleague Stock Purchase Plan	160	—
Repurchases of common stock for treasury	(81,568)	(136,889)
Proceeds from long-term debt	800,000	225,000
Repayments of long-term debt	(2,250)	(177,250)
Payment of debt issuance costs	(18,047)	—
Proceeds from down payment on seller loan	—	5,200
Payment for purchase of redeemable noncontrolling interest of subsidiary	—	(6,247)
Net cash provided by (used in) financing activities-continuing operations	695,040	(93,225)
Net cash used in financing activities-discontinued operations	—	(2,920)
Net cash provided by (used in) financing activities	695,040	(96,145)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	343	(27,907)
Net increase (decrease) in cash, cash equivalents and restricted cash	804,675	(47,928)
Cash, cash equivalents and restricted cash at beginning of period	501,105	300,467
Cash, cash equivalents and restricted cash at end of period	1,305,780	252,539
Less: cash, cash equivalents and restricted cash of discontinued operations at end of period	—	83,961
Cash, cash equivalents and restricted cash at end of period	$1,305,780	$168,578

Adtalem Global Education Inc.
Segment Information
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2021	2020	Increase (Decrease)	2021	2020	Increase (Decrease)
Revenue:
Medical and Healthcare	$230,213	$227,344	1.3%	$683,435	$655,011	4.3%
Financial Services	50,441	44,143	14.3%	148,571	137,261	8.2%
Total consolidated revenue	$280,654	$271,487	3.4%	$832,006	$792,272	5.0%
Operating income (loss):
Medical and Healthcare	$51,084	$56,749	(10.0)%	$155,384	$126,432	22.9%
Financial Services	3,904	4,190	(6.8)%	18,969	10,860	74.7%
Home Office and Other	(10,774)	(6,452)	(67.0)%	(53,110)	(16,753)	(217.0)%
Total consolidated operating income	$44,214	$54,487	(18.9)%	$121,243	$120,539	0.6%

Non-GAAP Financial Measures and Reconciliations
We believe that certain non-GAAP financial measures provides investors with useful supplemental information regarding the underlying business trends and performance of Adtalem’s ongoing operations and is useful for period-over-period comparisons. We use these supplemental non-GAAP financial measures internally in our assessment of performance and budgeting process. However, these non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
With respect to our fiscal year 2022 financial target for adjusted earnings per share, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from this non-GAAP target measure. The variability of this item may have a significant impact on our future GAAP financial result and, as a result, we are unable to prepare the forward-looking earnings per share prepared in accordance with GAAP that would be required to produce such a reconciliation.
The following are non-GAAP financial measures used in the subsequent GAAP to non-GAAP reconciliation tables:
Net income from continuing operations attributable to Adtalem excluding special items (most comparable GAAP measure: net income attributable to Adtalem) – Measure of Adtalem’s net income attributable to Adtalem adjusted for restructuring expense, business acquisition and integration expense, pre-acquisition interest expense, gain on sale of assets, gain on derivative, and loss from discontinued operations.
Earnings per share from continuing operations excluding special items (most comparable GAAP measure: earnings per share) – Measure of Adtalem’s diluted earnings per share adjusted for restructuring expense, business acquisition and integration expense, pre-acquisition interest expense, gain on sale of assets, gain on derivative, and loss from discontinued operations.
Operating income excluding special items (most comparable GAAP measure: operating income) – Measure of Adtalem’s operating income adjusted for restructuring expense, business acquisition and integration expense, and gain on sale of assets. This measure is applied on a consolidated and segment basis, depending on the context of the discussion.
Free cash flow (most comparable GAAP measure: net cash provided by operating activities-continuing operations ) – Defined as net cash provided by operating activities-continuing operations less capital expenditures.
A description of special items in our non-GAAP financial measures described above are as follows:
•	Restructuring charges primarily related to real estate consolidations at Adtalem’s home office and ACAMS and the sale of Becker’s courses for healthcare students.
•	Business acquisition and integration expense include expenses related to the pending Walden University acquisition.
•	Pre-acquisition interest expense related to financing arrangements in connection with the pending Walden University acquisition.
•	Gain on the sale of Adtalem’s Columbus, Ohio, campus facility.
•
Gain on the deal-contingent foreign currency hedge arrangement entered into in connection with the sale of Adtalem Brazil completed on April 24, 2020 to economically hedge the Brazilian Real denominated purchase price through mitigation of the currency exchange rate risk.

•	Loss from discontinued operations include the operations of Adtalem Brazil, Carrington, and DeVry University.

Adtalem Global Education Inc.
Non-GAAP Operating Income by Segment
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2021	2020	Increase (Decrease)	2021	2020	Increase (Decrease)
Medical and Healthcare:
Operating income (GAAP)	$51,084	$56,749	(10.0)%	$155,384	$126,432	22.9%
Restructuring expense	—	810		—	1,354
Operating income excluding special items (non-GAAP)	$51,084	$57,559	(11.2)%	$155,384	$127,786	21.6%

Financial Services:
Operating income (GAAP)	$3,904	$4,190	(6.8)%	$18,969	$10,860	74.7%
Restructuring expense	—	—		1,415	3,116
Operating income excluding special items (non-GAAP)	$3,904	$4,190	(6.8)%	$20,384	$13,976	45.9%

Home Office and Other:
Operating loss (GAAP)	$(10,774)	$(6,452)	(67.0)%	$(53,110)	$(16,753)	(217.0)%
Restructuring expense	1,217	1,044		5,190	5,869
Business acquisition and integration expense	3,646	—		28,161	—
Gain on sale of assets	—	—		—	(4,779)
Operating loss excluding special items (non-GAAP)	$(5,911)	$(5,408)	(9.3)%	$(19,759)	$(15,663)	(26.2)%

Adtalem Global Education:
Operating income (GAAP)	$44,214	$54,487	(18.9)%	$121,243	$120,539	0.6%
Restructuring expense	1,217	1,854		6,605	10,339
Business acquisition and integration expense	3,646	—		28,161	—
Gain on sale of assets	—	—		—	(4,779)
Operating income excluding special items (non-GAAP)	$49,077	$56,341	(12.9)%	$156,009	$126,099	23.7%

Adtalem Global Education Inc.
Non-GAAP Earnings Disclosure
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Net income attributable to Adtalem (GAAP)	$24,652	$150,832	$67,897	$170,718
Restructuring expense	1,217	1,854	6,605	10,339
Business acquisition and integration expense	3,646	—	28,161	—
Pre-acquisition interest expense	4,951	—	4,996	—
Gain on sale of assets	—	—	—	(4,779)
Gain on derivative	—	(111,838)	—	(83,832)
Income tax impact on non-GAAP adjustments (1)	(2,727)	(361)	(10,238)	(1,165)
Loss from discontinued operations	5,157	2,719	21,203	1,758
Net income from continuing operations attributable to Adtalem excluding special items (non-GAAP)	$36,896	$43,206	$118,624	$93,039
(1) Represents the income tax impact of non-GAAP continuing operations adjustments that is recognized in our GAAP financial statements.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Earnings per share, diluted (GAAP)	$0.48	$2.83	$1.30	$3.13
Effect on diluted earnings per share:
Restructuring expense	0.02	0.03	0.13	0.19
Business acquisition and integration expense	0.07	-	0.54	-
Pre-acquisition interest expense	0.10	-	0.10	-
Gain on sale of assets	-	-	-	(0.09)
Gain on derivative	-	(2.10)	-	(1.54)
Income tax impact on non-GAAP adjustments (1)	(0.05)	(0.01)	(0.20)	(0.02)
Loss from discontinued operations	0.10	0.05	0.41	0.03
Earnings per share from continuing operations excluding special items, diluted (non-GAAP)	$0.72	$0.81	$2.28	$1.70
Diluted shares used in EPS calculation	51,111	53,319	52,101	54,576
Note: May not sum due to rounding.
(1) Represents the income tax impact of non-GAAP continuing operations adjustments that is recognized in our GAAP financial statements.

Adtalem Global Education Inc.
Non-GAAP Free Cash Flow Disclosure
(unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	FY21	FY20	FY21	FY21	FY21	FY20	FY20	FY20	FY20
	Q3	Q3	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net cash provided by operating activities-continuing operations (GAAP)	$81,919	$116,270	$224,740	$259,091	$200,743	$149,565	$170,304	$159,150	$165,413
Capital expenditures	(10,669)	(11,623)	(47,047)	(48,001)	(48,144)	(44,137)	(44,239)	(45,827)	(54,689)
Free cash flow (non-GAAP)	$71,250	$104,647	$177,693	$211,090	$152,599	$105,428	$126,065	$113,323	$110,724

Adtalem Global Education Inc.
Non-GAAP Outlook Disclosure
(unaudited)

Year Ended
June 30, 2021
Expected earnings per share, diluted (GAAP)	$ 1.94 to 2.03
Expected effects on diluted earnings per share:
Restructuring expense	0.13
Business acquisition and integration expense	0.54
Pre-acquisition interest expense	0.10
Income tax impact on non-GAAP adjustments(1)	(0.20)
Loss from discontinued operations	0.41
Expected earnings per share from continuing operations excluding special items, diluted (non-GAAP)(2)	$ 2.92 to 3.01
Year over year increase	28-32%
Diluted shares used in EPS calculation	52,101
(1) Represents the income tax impact of non-GAAP continuing operations adjustments that is recognized in our GAAP financial statements.
(2) The outlook provided above does not reflect the potential impact of any business or asset acquisitions or dispositions that may occur during the remainder of fiscal year 2021. The expected effects on diluted earnings per share (“EPS”) of restructuring expense, business acquisition and integration expense, pre-acquisition interest expense, and loss from discontinued operations include the results realized through March 31, 2021. We are not able to further estimate these special items for the full fiscal year. Additional charges to these special items, or additional special items not currently identified, which may occur during the remainder of fiscal year 2021, would impact the GAAP expected EPS provided above. The expected range of EPS from continuing operations excluding special items provided above for the full fiscal year 2021 equates to a 28-32% increase over the $2.28 fiscal year 2020 EPS from continuing operations excluding special items, as reported in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

Year Ended
June 30, 2020
Loss per share, diluted (GAAP)	$(1.58)
Effect on diluted earnings per share:
Restructuring expense	0.53
Gain on sale of assets	(0.09)
Gain on derivative	(2.05)
Tax Cuts and Jobs Act of 2017	(0.04)
Net tax benefit for a former subsidiary investment loss	(0.47)
Income tax impact on non-GAAP adjustments(1)	(0.10)
Loss from discontinued operations	6.09
Earnings per share from continuing operations excluding special items, diluted (non-GAAP)	$2.28
Diluted shares used in EPS calculation	54,094
Note: May not sum due to rounding.
(1) Represents the income tax impact of non-GAAP continuing operations adjustments that is recognized in our GAAP financial statements.

Adtalem Global Education Inc.
Fiscal Year 2022 Non-GAAP EPS Illustration
(unaudited)

For illustrative purposes, the example below assumes the lower bound of Adtalem’s most recent publicly stated outlook.

Year Ended
June 30, 2022
Expected adjusted earnings per share from continuing operations excluding special items, diluted (non-GAAP):
Fiscal year 2021, from non-GAAP table above (1)	$2.92
Organic growth from Adtalem existing businesses (2)	0.29
Walden acquisition (3)	0.86
Fiscal year 2022	$4.07

(1) Adtalem expects fiscal year 2021 diluted earnings per share, excluding special items, growth to be in the range of 28 to 32%. For illustrative purposes, this example assumes the lower bound of our most recent publicly stated outlook.
(2) Adtalem expects long-term diluted earnings per share, excluding special items, growth in the low double-digit range. For illustrative purposes, this example assumes a 10% increase on the expected $2.92 fiscal year 2021 diluted earnings per share, excluding special items, which is the lower bound of our most recent publicly stated outlook.
(3) Adtalem disclosed Walden would add diluted adjusted earnings per share, excluding special items (which includes purchase accounting affects from the acquisition), of $1.15 in year one post acquisition close. For the purpose of this example, we are assuming the acquisition closes at the end of the first quarter of fiscal year 2022, resulting in a pro-rated amount of $0.86 for the expected fiscal year 2022 impact.
With respect to our fiscal year 2022 financial target for adjusted earnings per share, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from this non-GAAP target measure. The variability of this item may have a significant impact on our future GAAP financial result and, as a result, we are unable to prepare the forward-looking earnings per share prepared in accordance with GAAP that would be required to produce such a reconciliation.